Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2022 FOURTH QUARTER AND FULL YEAR RESULTS

TULSA, OK – October 7, 2022 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2022.

Key highlights:
•Fourth quarter revenue increased 13% to $200.7 million compared to $177.0 million in the third quarter; full year revenue of $707.8 million
•$196.0 million of project awards during the fourth quarter, resulting in a book-to-bill ratio of 1.0; full year project awards of $834.7 million, resulting in a book-to-bill ratio of 1.2 for the year
•Backlog of $589.5 million, a 27% increase since the start of the fiscal year, excluding subsequent award for a 600-to-800-thousand barrel ethylene tank for a long-term Gulf Coast client
•Earnings per fully diluted share of $0.50 in the fourth quarter; adjusted loss per fully diluted share of $0.52(1) excluding gain on the sale of facilities and other non-cash items
•Liquidity of $94.8 million as of June 30, 2022
•Subsequent to the end of the quarter, signed MOU with Korea Gas to develop large-scale hydrogen storage
“The revenue growth, expanding opportunity pipeline, and the continued strong award cycle reflect the growing momentum in Matrix’s business, as we move through the challenges experienced over the past two years. While still impacted by lower than historical revenue, we ended the year with our strongest revenue quarter since March 2020. Our book-to-bill was 1.0 and 1.2 for the quarter and fiscal year, respectively. The dollar value of project awards year-over-year increased 85%, which reflects returning client confidence in moving forward with previously delayed projects and hints at what is yet to come. Since the start of fiscal 2022 this pace of end market recovery is evident in our backlog, which increased by 27%, and in our growing opportunity pipeline,” said John R. Hewitt, President and CEO.
“We believe we are near an inflection point, and that our competitive strengths and strong brand will allow us to realize the full benefits of the business transformation that we are implementing. This optimization will ensure our evolving business is best positioned to take advantage of the significant opportunities ahead,” concluded Mr. Hewitt.
Earnings Summary
Revenue in the fourth quarter of fiscal 2022 was $200.7 million, an increase of $23.7 million compared to third quarter fiscal 2022 revenue of $177.0 million. Gross margin was 0.4% in the fourth quarter of fiscal 2022 primarily due to the impact of the highly competitive market, as well as an increases in forecasted costs on projects won in the very competitive environment during the height of the pandemic.
In the Storage and Terminals Solutions segment, a gross margin of 0.8% for the quarter was primarily the result of under recovered overheads and the mix of smaller competitively priced capital projects.
In the Process and Industrial Facilities segment, fourth quarter gross margin of 2.8% was primarily due to an increase in forecasted costs to complete a midstream gas processing project. The increase in forecasted costs was primarily due to poor performance of a now terminated subcontractor, which required rework, as well as supply chain and escalation issues, in order to meet our client's expectations.
In the Utility and Power Infrastructure segment, fourth quarter gross margin (loss) was (3.1)% as a result of increased forecasted costs to complete a large capital project which is now in start-up and commissioning. Additionally, gross margins were impacted by under recovery of construction overhead costs and lower margins on competitively bid work.

To take advantage of elevated real estate market valuations, we sold our regional office and fabrication and warehouse facility located in Orange, California during the fourth quarter for net proceeds of $37.4 million. We recorded a gain of $32.4 million on the sale which is included in other income in the Consolidated Statements of Income. The cash tax expense related to the sale is minimal as a result of the Company’s current tax position. In connection with the sale, we also entered into a leaseback agreement for a period up to 24 months while we locate replacement facilities as we remain fully committed to our operations in Southern California.
We continued to implement our previously announced business improvement plan during the fourth quarter. The current phase of our plan is focused on the consolidation of transactional services, procedures and operational talent to increase our efficiency, execution quality, competitiveness, and profitability. To date, we estimate that we have reduced our cost structure in excess of $80 million, or 30%, with one third of those reductions related to SG&A and the rest related to construction overhead, which is included in cost of revenue in the Consolidated Statements of Income.
Our effective tax rate for the three months ended June 30, 2022 was 0.4%. The effective tax rate was primarily impacted by being in a cumulative three-year loss position and placing a full valuation allowance on our deferred tax assets. Until we exit our cumulative loss position, subsequent taxable income or losses will a have a near-zero effective tax rate.
For the three months ended June 30, 2022, we had net income of $13.5 million, or $0.50 per fully diluted share, compared to a net loss of $10.7 million, or $0.40 per fully diluted share, in the three months ended June 30, 2021. For the three months ended June 30, 2022, we had an adjusted net loss of $13.8 million, or $0.52 per fully diluted share compared to an adjusted net loss of $10.6 million, or $0.40 per diluted share, for the three months ended June 30, 2021.
Backlog
Our backlog as of June 30, 2022 was $589.5 million. Project awards totaled $196.0 million and $834.7 million during the three and twelve months ended June 30, 2022, respectively, leading to book-to-bill ratios of 1.0 and 1.2 for the three and twelve-month periods. This represents an 85% increase in the dollar value of project awards year-over-year. On a segment basis, the fourth quarter book-to-bill was 0.7 for Utility and Power Infrastructure (0.7 for the year), driven largely by bookings in electrical infrastructure. For Process and Industrial Facilities, the book-to-bill was 1.1 (1.6 for the year) led by key awards for two thermal vacuum chamber projects, a midstream gas processing plant, a borate mining facility, and other renewable energy capital projects. For Storage and Terminal Solutions, the quarterly book-to-bill was 1.0 (1.2 for the year) led by midstream storage and other renewables projects. Bidding activity remains strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our fourth fiscal quarter and full year (in thousands, except for book-to-bill ratios):

	Three Months Ended June 30, 2022		Twelve Months Ended June 30, 2022		Backlog as of June 30, 2022
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)
Utility and Power Infrastructure	$36,461	0.7	$152,109	0.7	$102,059
Process and Industrial Facilities	97,215	1.1	412,358	1.6	292,287
Storage and Terminal Solutions	62,276	1.0	270,212	1.2	195,114
Total	$195,952	1.0	$834,679	1.2	$589,460

(1)Calculated by dividing project awards by revenue recognized.

Financial Position
At June 30, 2022, we had total liquidity of $94.8 million. Liquidity is comprised of $52.4 million of unrestricted cash and cash equivalents and $42.5 million of borrowing availability under the ABL Facility. At June 30, 2022, we also had $25.0 million of restricted cash to support the ABL Facility and have borrowed $15.0 million.
(1)Non-GAAP Financial Measure
Adjusted loss per share is a non-GAAP financial measure that excludes restructuring costs, goodwill impairment, gain on sale of facilities, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement, and the financial impact of a valuation allowance placed on our deferred tax assets. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to earnings (loss) per share.

Conference Call Details

In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:30 a.m. (Eastern) / 10:30 a.m. (Central) on Friday, October 7, 2022, and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue	$200,719	$174,899	$707,780	$673,398
Cost of revenue	199,861	173,357	708,986	640,633
Gross profit (loss)	858	1,542	(1,206)	32,765
Selling, general and administrative expenses	18,098	17,725	67,690	69,756
Goodwill impairment	—	—	18,312	—
Restructuring costs	924	171	646	6,756
Operating loss	(18,164)	(16,354)	(87,854)	(43,747)
Other income (expense):
Interest expense	(246)	(504)	(2,951)	(1,559)
Interest income	21	30	90	126
Other	31,898	68	32,432	1,917
Income (loss) before income tax expense	13,509	(16,760)	(58,283)	(43,263)
Provision (benefit) for federal, state and foreign income taxes	53	(6,037)	5,617	(12,039)
Net income (loss)	$13,456	$(10,723)	$(63,900)	$(31,224)
Basic income (loss) per common share	$0.50	$(0.40)	$(2.39)	$(1.18)
Diluted income (loss) per common share	$0.50	$(0.40)	$(2.39)	$(1.18)
Weighted average common shares outstanding:
Basic	26,791	26,538	26,733	26,451
Diluted	26,870	26,538	26,733	26,451

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$52,371	$83,878
Accounts receivable, less allowances (2022 - $1,320; 2021 - $898)	153,879	148,030
Costs and estimated earnings in excess of billings on uncompleted contracts	44,752	30,774
Inventories	9,974	7,342
Income taxes receivable	13,547	16,965
Other current assets	12,889	4,230
Total current assets	287,412	291,219
Restricted cash	25,000	—
Property, plant and equipment - net	53,869	69,407
Operating lease right-of-use assets	22,067	22,412
Goodwill	42,135	60,636
Other intangible assets, net of accumulated amortization	4,796	6,614
Deferred income taxes	—	5,295
Other assets, non-current	5,514	11,973
Total assets	$440,793	$467,556

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2022	June 30, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,886	$60,920
Billings on uncompleted contracts in excess of costs and estimated earnings	65,106	53,832
Accrued wages and benefits	21,526	21,008
Accrued insurance	6,125	6,568
Operating lease liabilities	5,715	5,747
Other accrued expenses	4,427	5,327
Total current liabilities	177,785	153,402
Deferred income taxes	26	34
Operating lease liabilities	19,904	20,771
Borrowings under asset-backed credit facility	15,000	—
Other liabilities, non-current	372	7,810
Total liabilities	213,087	182,017
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2022 and June 30, 2021; 26,790,514 and 26,549,438 shares outstanding as of June 30, 2022 and June 30, 2021, respectively	279	279
Additional paid-in capital	139,854	137,575
Retained earnings	111,278	175,178
Accumulated other comprehensive income	(8,175)	(6,749)
	243,236	306,283
Treasury stock, at cost — 1,097,703 and 1,338,779 shares as of June 30, 2022 and June 30, 2021, respectively	(15,530)	(20,744)
Total stockholders' equity	227,706	285,539
Total liabilities and stockholders’ equity	$440,793	$467,556

Results of Operations
(In thousands)

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Corporate	Total
Three Months Ended June 30, 2022
Gross revenue	$48,795	$91,656	$61,086	$—	$201,537
Less: inter-segment revenue	—	—	818	—	818
Consolidated revenue	48,795	91,656	60,268	—	200,719
Gross profit (loss)	(1,497)	2,607	478	(730)	858
Selling, general and administrative expenses	2,662	3,754	4,434	7,248	18,098
Restructuring costs	41	28	37	818	924
Operating loss	$(4,200)	$(1,175)	$(3,993)	$(8,796)	$(18,164)

Three Months Ended June 30, 2021
Gross revenue	$52,638	$59,902	$63,410	$—	$175,950
Less: inter-segment revenue	—	12	1,039	—	1,051
Consolidated revenue	52,638	59,890	62,371	—	174,899
Gross profit (loss)	(6,312)	6,290	1,564	—	1,542
Selling, general and administrative expenses	2,728	3,437	4,790	6,770	17,725
Restructuring costs	86	162	147	(224)	171
Operating income (loss)	$(9,126)	$2,691	$(3,373)	$(6,546)	$(16,354)

Twelve Months Ended June 30, 2022
Gross revenue	$220,093	$258,497	$236,260	$—	$714,850
Less: inter-segment revenue	—	3,649	3,421	—	7,070
Consolidated revenue	220,093	254,848	232,839	—	707,780
Gross profit (loss)	(8,586)	9,270	262	(2,152)	(1,206)
Selling, general and administrative expenses	11,771	12,506	17,284	26,129	67,690
Goodwill impairment and restructuring costs	2,746	6,867	7,330	2,015	18,958
Operating loss	$(23,103)	$(10,103)	$(24,352)	$(30,296)	$(87,854)

Twelve Months Ended June 30, 2021
Gross revenue	$210,052	$201,472	$267,982	$—	$679,506
Less: inter-segment revenue	—	1,555	4,553	—	6,108
Consolidated revenue	210,052	199,917	263,429	—	673,398
Gross profit	1,506	17,642	13,617	—	32,765
Selling, general and administrative expenses	9,882	14,756	18,644	26,474	69,756
Restructuring costs	1,312	3,807	1,391	246	6,756
Operating loss	$(9,688)	$(921)	$(6,418)	$(26,720)	$(43,747)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2022

The following table provides a summary of changes in our backlog for the three months ended June 30, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of March 31, 2022	$114,393	$286,728	$193,106	$594,227
Project awards	36,461	97,215	62,276	195,952
Revenue recognized	(48,795)	(91,656)	(60,268)	(200,719)
Backlog as of June 30, 2022	$102,059	$292,287	$195,114	$589,460
Book-to-bill ratio(1)	0.7	1.1	1.0	1.0

(1)Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2022

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Project awards	152,109	412,358	270,212	834,679
Revenue recognized	(220,093)	(254,848)	(232,839)	(707,780)
Backlog as of June 30, 2022	$102,059	$292,287	$195,114	$589,460
Book-to-bill ratio(1)	0.7	1.6	1.2	1.2

(1)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Net Income (Loss) to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss), as reported	$13,456	$(10,723)	$(63,900)	$(31,224)
Restructuring costs incurred	924	171	646	6,756
Goodwill and intangible asset impairments	—	—	18,312	—
Gain on sale of facilities(2)	(32,392)	—	(32,392)	—
Accelerated amortization of deferred debt amendment fees(3)	—	—	1,518	—
Deferred tax valuation allowance(4)	(3,926)	—	17,943	—
Tax impact of adjustments and other net tax items	8,100	(44)	4,464	(1,739)
Adjusted net loss	$(13,838)	$(10,596)	$(53,409)	$(26,207)

Earnings (loss) per fully diluted share, as reported	$0.50	$(0.40)	$(2.39)	$(1.18)
Adjusted loss per fully diluted share	$(0.52)	$(0.40)	$(2.00)	$(0.99)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted loss per fully diluted share for the fourth quarters and fiscal years of 2022 and 2021. The most directly comparable financial measures are net income (loss) and earnings (loss) per fully diluted share, respectively, presented in the Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted loss per fully diluted share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Gain on sale of property, plant and equipment included a $32.4 million gain on the sale-leaseback of our regional office and fabrication and warehouse facility located in Orange, California.
(3)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(4)In determining the need for a valuation allowance on deferred tax assets, the accounting standards provide that the existence of a cumulative loss over a three-year period generally precludes the use of management’s projections of future taxable income. Consequently, we have recorded a full valuation allowance against the deferred tax assets in the U.S. taxable jurisdiction in the amount of $17.9 million during fiscal 2022. These assets are primarily comprised of federal net operating losses, which have an indefinite carryforward, federal tax credits and state net operating losses. To the extent the Company generates taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated, we will realize the benefit associated with the net operating losses for which the valuation allowance has been provided.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands)
Net income (loss)	$13,456	$(10,723)	$(63,900)	$(31,224)
Goodwill impairment	—	—	18,312	—
Gain on sale of facilities(2)	(32,392)	—	(32,392)	—
Restructuring costs	924	171	646	6,756
Stock-based compensation	2,054	1,743	7,877	8,156
Interest expense	246	504	2,951	1,559
Provision (benefit) for federal, state and foreign income taxes	53	(6,037)	5,617	(12,039)
Depreciation and amortization	3,697	4,219	15,254	17,858
Adjusted EBITDA	$(11,962)	$(10,123)	$(45,635)	$(8,934)

(1)This table presents Adjusted EBITDA, which we define as net loss before goodwill and other intangible asset impairments, restructuring costs, gain on sale of facilities, stock-based compensation, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include impairments to goodwill and other intangible assets. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.

•It does not include gain on sale of facilities. While the sale occurred outside the normal course of business and similar sales are not expected to be recurring or sustainable, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

(2)Gain on sale of property, plant and equipment included a $32.4 million gain on the sale-leaseback of our regional office and fabrication and warehouse facility located in Orange, California.